Contact: Laurence Orton 203-573-2153

Chemtura Reports Second Quarter 2012 Financial Results

Achieves Second Quarter 2012 Net Sales of $845 million and $0.50 Earnings Per Share after $23 million charge for facility closure and other initiatives

Managed Basis Net Earnings increased by 20% to $0.61 per share led by strong results from Chemtura AgroSolutions

PHILADELPHIA, PA – August 1, 2012 – Chemtura Corporation, (NYSE / Euronext Paris: CHMT) (the “Company,” “Chemtura,” “We,” “Us” or “Our”) today announced financial results for the second quarter ended June 30, 2012. We also filed with the Securities and Exchange Commission our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012. For the second quarter of 2012, Chemtura reported net sales of $845 million and net earnings attributable to Chemtura on a GAAP basis of $50 million, or $0.50 per share. Net earnings attributable to Chemtura on a managed basis were $60 million, or $0.61 per share.

Second Quarter 2012 Financial Results

The discussion below includes financial information on both a GAAP and non-GAAP managed basis. We present managed basis financial information as management uses this information internally to evaluate and direct the performance of our operations and believes that managed basis financial information provides useful information to investors. A reconciliation of GAAP and managed basis financial information is provided in the supplemental schedules included in this release.

The following is a summary of second quarter 2012 financial results on a GAAP basis:

(In millions, except per share data)	Second Quarter
	2012	2011	% change
Net sales	$845	$876	(4%)
Operating income	$69	$87	(21%)
Net earnings attributable to Chemtura	$50	$69	(28%)
Net earnings attributable to Chemtura - per share	$0.50	$0.69	(28%)

The following is a summary of second quarter 2012 financial results on a managed basis:

(In millions, except per share data)	Second Quarter
	2012	2011%change
Net sales	$845	$876	(4%)
Operating income	$95	$88	8%
Net earnings attributable to Chemtura	$60	$51	18%
Net earnings attributable to Chemtura - per share	$0.61	$0.51	20%

CEO Remarks

“Consistent with our commitments, we again delivered year-on-year improvement this quarter despite the lackluster economic environment with managed basis net earnings per share increasing by 20%,” commented Craig A. Rogerson, Chairman, President and CEO of Chemtura. “This quarter Chemtura AgroSolutions led our performance improvement, demonstrating the powerful impact of our focus on innovation. New products and registrations expanded margins, SG&A declined through the actions we took at the end of last year and bad debt expense declined resulting in the second strongest quarter ever for this segment.”

Mr. Rogerson continued, “Our Industrial segments faced a tough comparable with the global economy having not yet recovered from the softening in the second half of 2011. With contributions from our investments in new product and application development, the benefit from raw material costs starting to moderate and by a relentless focus on cost, we were able to offset much of the impact of the lower unit sales volumes. While our Consumer Products business saw the anticipated sales volume growth develop, it was not fully evident due to a drop-off in North American demand in June and poor weather conditions in Europe. The benefit of the increased volume was primarily offset by a creep in raw material costs.”

Outlook

Looking to the second half of 2012, Mr. Rogerson observed, “We expect to continue to deliver year-on-year improvement in the next two quarters. Chemtura AgroSolutions will continue to benefit from innovation as well as the improvements in its regional distribution channels. The underlying recovery of our Consumer Products segment should become more evident. Our Industrial segments remain committed to again offset the uncertain macroeconomic conditions through the growth from new applications and a continued focus on execution.”

Mr. Rogerson concluded, “We continue to make active portfolio management a priority. We are working on opportunities to monetize portfolio assets as well as “bolt-on” investment opportunities in our areas of strategic focus. As a result, we may execute on one or more of these transactions in the second half of 2012 although there are many factors that may influence whether or not we are successful. Meanwhile, we continue to view our share repurchase program as an effective use of our capital, purchasing approximately 700,000 shares in the second quarter of 2012. On July 31, 2012, our Board of Directors also authorized an increase in our share repurchase program from $50 million to up to $100 million and extended the program until November 2013 reflecting our continued confidence in the long-term prospects of Chemtura.”

Second Quarter 2012 Business Segment Highlights

•	Industrial Performance Products’ net sales decreased $31 million or 8% as a result of a $35 million decline in sales volume and a $5 million impact from unfavorable foreign currency translation partially offset by a $9 million year-on-year increases in selling prices. Unit sales volume across the segment was lower than last year as industrial demand has not yet recovered from the decline in the second half of 2011 and there was some further weakness in Asia during this quarter. Our urethanes product lines also saw weakening in Europe. All product lines within the segment continued to deliver year-on-year price increases to cover raw material costs increases. Raw material costs moderated as the second quarter of 2012 progressed. Operating income on a managed basis decreased $3 million in the second quarter of 2012 to $36 million, primarily reflecting a $12 million impact from lower sales volume and changes in product mix, a $4 million increase in raw material costs and a $2 million unfavorable effect of foreign currency translation, partially offset by the $9 million increase in selling prices, a $4 million benefit of favorable manufacturing and distribution costs, and $2 million in lower selling, general and administrative and research and development (collectively “SGA&R”) expense. On a GAAP basis, operating income decreased $6 million as compared to the same period last year as 2012 was impacted by accelerated depreciation and asset retirement obligations of $3 million associated with the closure of our Pedrengo, Italy facility.

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•	Industrial Engineered Products’ net sales decreased $8 million or 3% reflecting a $19 million impact of lower sales volumes and $4 million from unfavorable foreign currency translation, offset by a benefit of $15 million from year-on-year increases in selling prices. Net sales to insulation foam, mercury removal, agriculture, healthcare and certain industrial applications markets grew reflecting the benefits of the investment in new product and application development, diversifying this segment’s revenue base. Demand from electronics applications were lower than in the second quarter of 2011. The recovery that had been building during the first quarter of 2012 as the electronics industry inventory correction abated, stalled during the second quarter as the demand for electronic goods was impacted by macroeconomic conditions. Demand for tin based organometallics products also weakened. Against these challenges, all product lines within the segment continued to show year-on-year price increases covering raw material cost increases. Operating income on a managed basis decreased $3 million from the second quarter of 2011. The lower operating income reflected $9 million in unfavorable manufacturing absorption variances, $5 million in volume and product mix changes, $2 million in higher raw material costs and a $2 million increase in other charges offset by $15 million from favorable selling price increases. With lower production volumes than in the second quarter of 2011 as well as the impacts from bringing on-line new production capacity, there were unfavorable manufacturing absorption variances for certain product lines within the segment this quarter. On a GAAP basis, operating income decreased $4 million as compared to the same period last year as 2011 was impacted by the benefit of a reduction of an asset retirement obligation.

•	Consumer Products’ net sales increased $6 million or 4% which reflected $9 million of higher volume and $1 million of selling price increases offset by a $4 million impact from unfavorable foreign currency translation. Increases in sales volume are attributable to regaining a customer for our 2012 season and our new opening price point product, but volume growth was less than anticipated. In the North American region the quarter started strong, but by June store sales volumes declined below prior year. In Europe, the 2012 season has been weaker than in recent years due to both cold and wet weather conditions. Operating income decreased $2 million to $20 million, principally the result of $3 million in increased raw material costs and $1 million in unfavorable product mix offset by $2 million in lower manufacturing costs.

•	Chemtura AgroSolutions’ net sales increased $2 million or 2%, resulting from $4 million in higher sales volume and $2 million in higher selling prices, offset by a $4 million impact from unfavorable foreign currency translation. Embedded within our net sales are the benefits of new products and product registrations. Operating income reflected the benefit of reductions in bad debt expense and the improvements in our cost base following a restructuring that was implemented in the latter part of 2011. Net sales were ahead of prior year in all regions except Europe where net sales were marginally lower than the second quarter of 2011 after adjusting for the impact of unfavorable foreign currency translation, primarily due to the weaker euro. This volume decrease was primarily due to the impact of the colder than normal winter in Europe on one of our key crops, oil seed rape. Operating income increased $11 million reflecting $12 million in lower SGA&R costs coupled with the $2 million in higher selling prices, partly offset by a $2 million impact from unfavorable foreign currency translation and a $1 million increase in other costs.

•	Corporate expenses for the second quarter of 2012 decreased to $22 million compared with $26 million in 2011. Corporate expenses included amortization expense related to intangible assets of $7 million and $9 million for the second quarters of 2012 and 2011, respectively.

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Second Quarter 2012 Results - GAAP

•	Consolidated net sales for the second quarter of 2012 were $845 million or $31 million lower than 2011. We realized $27 million from higher selling prices as we continued to focus on investing in new products and manufacturing capacity as well as recovering increases in raw material and distribution costs. Our Chemtura AgroSolutions and Consumer Products segments delivered modest increases in net sales compared to the second quarter of 2011 despite the weakening in the value of a number of currencies compared to the US dollar. The second quarter of 2011 was the last strong quarter for our Industrial segments prior to the weakening in global demand conditions in the second half of 2011. While there have been improvements in some industries since the second half of 2011, demand has not recovered to the levels seen in the first half of 2011 and demand from the Asia Pacific region has weakened. As a result, net sales in the second quarter of 2012 showed a net reduction in volume of $41 million compared to the second quarter of 2011. The impact of unfavorable foreign currency translation across all of the segments for the quarter was $17 million.

•	Gross profit for the second quarter of 2012 was $213 million, a decrease of $11 million compared with the second quarter of 2011. Gross profit as a percentage of net sales decreased slightly to 25% as compared with 26% in the same quarter of 2011. Gross profit was impacted by an $18 million reduction in volume and product mix; $9 million in higher raw material costs; $5 million in manufacturing variances; a $3 million increase in accelerated recognition of asset retirement obligations; and a $5 million impact from unfavorable foreign currency translation, offset by a $27 million increase in higher selling prices and $2 million in lower distribution costs. While raw material costs increased in the first quarter of 2012, the increases began to moderate in the second quarter of 2012.

•	Operating income for the second quarter of 2012 was $69 million compared with $87 million for the second quarter of 2011. The decrease of $18 million was primarily due to facility closures, severance and related costs of $23 million related to the previously disclosed closure of our manufacturing facility in Pedrengo, Italy and other initiatives; an $11 million decrease in gross profit and a $1 million increase in other costs, which was offset by $17 million in lower SGA&R costs.

•	Included in the computation of operating income for the second quarter of 2012 was $3 million of stock-based compensation expense compared with $8 million in the second quarter of 2011. Stock-based compensation expense is expected to total approximately $18 million for 2012.

•	Interest expense was $16 million during the second quarter of 2012 and 2011.

•	Other income, net was $7 million in the second quarter of 2012 compared with other expense, net of $1 million for the second quarter of 2011. The change is primarily the result of net foreign currency gains in 2012 and higher interest income.

•	Reorganization items, net was $1 million in the second quarter of 2012 which was $5 million lower than the second quarter of 2011. The expense in both periods is comprised of professional fees directly associated with the Chapter 11 reorganization and the impact of negotiated settlements of claims for which Bankruptcy Court approval has been requested or obtained.

•	The income tax expense in the second quarter of 2012 was $8 million compared with a benefit of $6 million in the second quarter of 2011. The tax expense reported in the second quarter of 2012 reflects fluctuations in jurisdictional profitability as well as the tax benefit of the second quarter restructuring charge. The tax benefit in the second quarter of 2011 included a decrease in deferred foreign income taxes that had been recorded in an international jurisdiction in prior years.

•	Net earnings attributable to Chemtura for the second quarter of 2012 was $50 million, or $0.50 per share, compared with net earnings attributable to Chemtura of $69 million, or $0.69 per share, for the second quarter of 2011.

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Second Quarter 2012 Results - Managed Basis

•	On a managed basis, second quarter 2012 gross profit was $215 million, as compared with $223 million in the same period last year. Gross profit as a percentage of net sales remained constant at 25% for the second quarter of 2012 and 2011. The decrease in gross profit was primarily due to decreased sales volume, higher manufacturing and raw material costs, and unfavorable absorption variances, partially offset by higher selling prices.

•	On a managed basis, second quarter 2012 operating income was $95 million as compared with $88 million in the same period last year. The increase in operating income primarily reflected the decrease in SGA&R costs, partially offset by the decrease in gross profit.

•	Adjusted EBITDA in the second quarter of 2012 was $132 million as compared with $130 million in the second quarter of 2011 (see the tables attached to this earnings release for a reconciliation of the computation of Adjusted EBITDA). The increase in Adjusted EBITDA was principally driven by lower SGA&R costs, partially offset by lower gross profit. Adjusted EBITDA for the last twelve months increased from $385 million at December 31, 2011 to $392 million at June 30, 2012.

•	Net earnings before income taxes on a managed basis in the second quarters of 2012 and 2011 were $86 million and $71 million, respectively and exclude pre-tax GAAP charges of $27 million and $7 million, respectively. These charges are primarily related to accelerated recognition of asset retirement obligations; accelerated depreciation of property, plant and equipment; facility closures, severance and related costs; impairment charges; changes in estimates related to expected allowable claims; and costs associated with our Chapter 11 reorganization.

•	Chemtura has chosen to apply an estimated tax rate to our managed basis pre-tax income to simplify for investors the comparison of underlying operating performance. We apply an estimated managed basis tax rate of 28% reflecting the expected performance of our core operations in 2011 and 2012. The estimated managed basis tax rate reflects (i) the impact of the adjustments made in the preparation of pre-tax managed basis income; (ii) the exclusion of the benefit or charge arising from the creation or release of valuation allowances on U.S. income; (iii) the utilization of foreign tax credits generated in the current year; and (iv) the conclusion that we will indefinitely re-invest the majority of the earnings of our foreign subsidiaries in our international operations.

Cash Flows Details - GAAP

•	Net cash provided by operating activities for the second quarter of 2012 was $71 million as compared with $42 million for the second quarter of 2011. We traditionally use cash in the first half of the year as working capital increases driven by our seasonal businesses. This working capital is then recovered in the second half of the year, usually resulting in net cash being provided by operations for the year as a whole. This year net cash used in operating activities in the first six months of 2012 was $18 million compared to $70 million in the first six months of 2011.

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•	As of June 30, 2012, our accounts receivable balance was $583 million as compared with $615 million as of June 30, 2011.

•	As of June 30, 2012, our inventory balance was $568 million as compared with $602 million at June 30, 2011.

•	Capital expenditures for the second quarter of 2012 were $29 million compared with $32 million in the second quarter of 2011.

•	Cash income taxes paid (net of refunds) in the second quarter of 2012 were $10 million compared with $2 million in the second quarter of 2011.

•	During the second quarter of 2012, we repurchased 0.7 million shares of our common stock for approximately $10 million under our previously announced share repurchase program. On July 31, 2012, our Board authorized an increase in our share repurchase program from $50 million to up to $100 million and extended the program to November 2013. The shares are expected to be repurchased from time to time through open market purchases. The manner, price, number and timing of such repurchases, if any, will be subject to a variety of factors, including market conditions and applicable rules of the Securities and Exchange Commission. From October 7, 2011 through July 31, 2012, we repurchased 3.4 milliom shares of common stock for a total purchase price of $41 million. As a result of the additional authorization approved by the Board, as of July 31, 2012, there remains approximately $59 million under the share repurchase program.

•	Our total debt was $778 million as of June 30, 2012 compared to $846 million as of June 30, 2011. The decrease is primarily due to a reduction in borrowings under our revolving credit facility which supports seasonal working capital requirements. Cash and cash equivalents decreased to $125 million as of June 30, 2012 compared with $143 million as of June 30, 2011

Second Quarter Earnings Q&A Teleconference

Copies of this release, as well as informational slides, will be available on the Investor Relations section of our Web site at www.chemtura.com. We will host a teleconference to review these results at 9:00 a.m. (EDT) on Thursday, August 2, 2012. Interested parties are asked to dial in approximately 10 minutes prior to the start time. The call-in number for U.S. based participants is (877) 633-3602 and for all other participants is (404) 665-9523.

Please note that this conference line requires both a conference ID code and an Event Passcode. The conference ID code is 97699830, and the Event Passcode is 49496474. Replay of the call will be available for thirty days, starting at 10 a.m. (EDT) on Thursday, August 2, 2012. To access the replay, call toll-free (855) 859-2056, (800) 585-8367, or (404) 537-3406, and enter access code 97699830. An audio webcast of the call can be accessed via the link below during the time of the call:

https://event.webcasts.com/starthere.jsp?ei=1007094

Chemtura Corporation, with 2011 sales of $3 billion, is a global manufacturer and marketer of specialty chemicals, agrochemicals and pool, spa and home care products. Additional information concerning us is available at www.chemtura.com.

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Managed Basis Financial Measures

The information presented in this press release and in the attached financial tables includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Our managed basis financial measures consist of adjusted results of operations that exclude certain expenses, gains and losses that may not be indicative of our core operations. Excluded items include costs associated with the bankruptcy reorganization; facility closures, severance and related costs; gains and losses on sale of business and assets; increased depreciation due to the change in useful life of assets; unusual and non-recurring settlements; accelerated recognition of asset retirement obligations and impairment charges. They also include the computation of Adjusted EBITDA. In addition to the managed basis financial measures discussed above, we have applied a managed basis effective income tax rate to our managed basis income before taxes. Our managed basis tax rate of 28% represents a refined estimated tax rate for our core operations to simplify comparison of underlying operating performance. Reconciliations of these managed basis financial measures to their most directly comparable GAAP financial measures are provided in the attached financial tables. We believe that such managed basis financial measures provide useful information to investors and may assist them in evaluating our underlying performance and identifying operating trends. In addition, management uses these managed basis financial measures internally to allocate resources and evaluate the performance of our operations. While we believe that such measures are useful in evaluating our performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these managed basis financial measures may differ from similarly titled managed basis financial measures used by other companies and do not provide a comparable view of our performance relative to other companies in similar industries.

Forward-Looking Statements

This document includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended and Section 21(e) of the Exchange Act of 1934, as amended. These forward-looking statements are identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•	The cyclical nature of the global chemicals industry;
•	Increases in the price of raw materials or energy and our ability to recover cost increases through increased selling prices for our products;
•	Disruptions in the availability of raw materials or energy;
•	Our ability to implement our growth strategies in rapidly growing markets;
•	Our ability to execute timely upon our portfolio management strategies and mid and long range business plans;
•	Our ability to obtain the requisite regulatory and other approvals to implement the plan to build a new multi-purpose manufacturing facility in Nantong, China;
•	Declines in general economic conditions;
•	The European debt crisis;
•	The ability to comply with product registration requirements of regulatory authorities, including the U.S. food and drug administration (the “FDA”) and European Union REACh legislation;
•	The effect of adverse weather conditions;
•	The ability to grow profitability in our Chemtura AgroSolutions segment;
•	Demand for Chemtura AgroSolutions segment products being affected by governmental policies;
•	Current and future litigation, governmental investigations, prosecutions and administrative claims;
•	Environmental, health and safety regulation matters;
•	Federal regulations aimed at increasing security at certain chemical production plants;
•	Significant international operations and interests;
•	Our ability to maintain adequate internal controls over financial reporting;
•	Exchange rate and other currency risks;

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•	Our dependence upon a trained, dedicated sales force;
•	Operating risks at our production facilities;
•	Our ability to protect our patents or other intellectual property rights;
•	Whether our patents may provide full protection against competing manufacturers;
•	Our ability to remain technologically innovative and to offer improved products and services in a cost-effective manner;
•	The risks to our joint venture investments resulting from lack of sole decision making authority;
•	Our unfunded and underfunded defined benefit pension plans and post-retirement welfare benefit plans;
•	Risks associated with possible climate change legislation, regulation and international accords;
•	The ability to support the carrying value of the goodwill and long-lived assets related to our businesses;
•	Whether we repurchase any additional shares of our common stock that our Board of Directors has authorized us to purchase and the terms on which any such repurchases are made; and
•	Other risks and uncertainties described in our filings with the Securities and Exchange Commission including Item 1A, Risk Factors, in our Annual Report on Form 10-K.

These statements are based on our estimates and assumptions and on currently available information. Our forward-looking statements include information concerning possible or assumed future results of operations, and our actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this press release was issued. We undertake no duty to update any forward-looking statements to conform the statements to actual results or changes in our operations.

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CHEMTURA CORPORATION
Index of Financial Statements and Schedules
Page

Financial Statements

Consolidated Statements of Operations (Unaudited) -
Quarters and Six Months ended June 30, 2012 and 2011	10

Consolidated Statements of Comprehensive Income (Unaudited) -
Quarters and Six Months ended June 30, 2012 and 2011	11

Consolidated Balance Sheets - June 30, 2012 (Unaudited) and
December 31, 2011	12

Condensed Consolidated Statements of Cash Flows (Unaudited) -
Six Months ended June 30, 2012 and 2011	13

Segment Net Sales and Operating Income (Unaudited) -
Quarters and Six Months ended June 30, 2012 and 2011	14

Supplemental Schedules

Major Factors Affecting Net Sales and Operating Results (Unaudited) -
Quarter and Six Months ended June 30, 2012 versus 2011	15

GAAP and Managed Basis Consolidated Statements of Operations (Unaudited) -
Quarters ended June 30, 2012 and 2011	16

GAAP and Managed Basis Consolidated Statements of Operations (Unaudited) -
Six Months ended June 30, 2012 and 2011	17

GAAP and Managed Basis Segment Net Sales and Operating Income (Unaudited) -
Quarters ended June 30, 2012 and 2011	18

GAAP and Managed Basis Segment Net Sales and Operating Income (Unaudited) -
Six Months ended June 30, 2012 and 2011	19

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CHEMTURA CORPORATION
Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)

	Quarters Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net sales	$845	$876	$1,553	$1,575

Cost of goods sold	632	652	1,169	1,190
Gross profit	213	224	384	385
Gross profit %	25%	26%	25%	24%

Selling, general and administrative	74	92	156	171
Depreciation and amortization	35	34	68	71
Research and development	12	11	25	22
Facility closures, severance and related costs	23	-	23	-
Impairment charges	-	1	1	3
Changes in estimates related to expected allowable claims	-	1	2	1
Equity income	-	(2)	(1)	(2)

Operating income	69	87	110	119
Interest expense	(16)	(16)	(30)	(32)
Other income (expense), net	7	(1)	3	-
Reorganization items, net	(1)	(6)	(3)	(13)

Earnings before income taxes	59	64	80	74
Income tax (expense) benefit	(8)	6	(7)	3

Net earnings	51	70	73	77

Less: Net earnings attributable to non-controlling interests	(1)	(1)	(1)	(1)

Net earnings attributable to Chemtura	$50	$69	$72	$76

Basic and diluted per share information - attributable to Chemtura:
Net earnings attributable to Chemtura	$0.50	$0.69	$0.73	$0.76

Weighted average shares outstanding - Basic	98.9	100.3	98.6	100.2

Weighted average shares outstanding - Diluted	99.1	100.5	99.1	100.3

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CHEMTURA CORPORATION
Consolidated Statements of Comprehensive Income (Unaudited)
(In millions)

	Quarters Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net earnings	$51	$70	$73	$77

Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments	(44)	13	(22)	44
Unrecognized pension and other post-retirement benefit costs	(3)	1	(1)	3

Comprehensive income	4	84	50	124

Comprehensive income attributable to the non-controlling interest	(1)	(1)	(1)	(1)

Comprehensive income attributable to Chemtura	$3	$83	$49	$123

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CHEMTURA CORPORATION
Consolidated Balance Sheets
(In millions)

	June 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$125	$180
Restricted cash	-	5
Accounts receivable	583	458
Inventories	568	542
Other current assets	156	136
Total current assets	1,432	1,321

NON-CURRENT ASSETS
Property, plant and equipment, net	746	752
Goodwill	173	174
Intangible assets, net	379	392
Other assets	222	216

Total Assets	$2,952	$2,855

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Short-term borrowings	$30	$5
Accounts payable	225	173
Accrued expenses	205	194
Income taxes payable	14	18
Total current liabilities	474	390

NON-CURRENT LIABILITIES
Long-term debt	748	748
Pension and post-retirement health care liabilities	430	460
Other liabilities	208	211
Total liabilities	1,860	1,809

STOCKHOLDERS' EQUITY
Common stock	1	1
Additional paid-in capital	4,351	4,353
Accumulated deficit	(2,877)	(2,949)
Accumulated other comprehensive loss	(369)	(346)
Treasury stock	(23)	(22)
Total Chemtura stockholders' equity	1,083	1,037

Non-controlling interest	9	9
Total stockholders' equity	1,092	1,046

Total Liabilities and Stockholders' Equity	$2,952	$2,855

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CHEMTURA CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Six Months Ended June 30,
Increase (decrease) to cash	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$73	$77
Adjustments to reconcile net earnings
to net cash used in operating activities:
Impairment charges	1	3
Depreciation and amortization	68	71
Stock-based compensation expense	10	16
Reorganization items, net	1	1
Changes in estimates related to expected allowable claims	2	1
Equity income	(1)	(2)
Changes in assets and liabilities, net	(172)	(237)
Net cash used in operating activities	(18)	(70)

CASH FLOWS FROM INVESTING ACTIVITIES
Net proceeds from divestments	9	-
Payments for acquisitions	-	(33)
Capital expenditures	(58)	(55)
Net cash used in investing activities	(49)	(88)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from ABL Facility, net	25	91
Proceeds A/R Financing Facility, net	3	-
(Payments on) proceeds from other short term borrowings, net	(3)	4
Common shares acquired	(10)	-
Payments for debt issuance costs	(1)	-
Proceeds from exercise of stock options	1	1
Net cash provided by financing activities	15	96

CASH
Effect of exchange rates on cash and cash equivalents	(3)	4

Change in cash and cash equivalents	(55)	(58)
Cash and cash equivalents at beginning of period	180	201

Cash and cash equivalents at end of period	$125	$143

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CHEMTURA CORPORATION
Segment Net Sales and Operating Income (Unaudited)
(In millions)

	Quarters Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
NET SALES

Industrial Performance Products	$339	$370	$652	$706
Industrial Engineered Products	236	244	462	453
Consumer Products	158	152	242	231
Chemtura AgroSolutions	112	110	197	185
Total net sales	$845	$876	$1,553	$1,575

OPERATING INCOME

Industrial Performance Products	$33	$39	$57	$69
Industrial Engineered Products	38	42	82	75
Consumer Products	20	22	15	19
Chemtura AgroSolutions	23	12	33	14
Segment operating income	114	115	187	177

General corporate expense, including
amortization	(22)	(26)	(51)	(54)
Facility closures, severance and related costs	(23)	-	(23)	-
Impairment charges	-	(1)	(1)	(3)
Changes in estimates related to expected allowable claims	-	(1)	(2)	(1)
Total operating income	$69	$87	$110	$119

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CHEMTURA CORPORATION
Major Factors Affecting Net Sales and Operating Results (Unaudited)
Quarter and Six Months Ended June 30, 2012 versus 2011
(In millions)

The following table summarizes the major factors contributing to the changes in operating results versus the prior year:

	Quarter Ended June 30,		Six Months Ended June 30,
	Net	Earnings before	Net	Earnings before
	Sales	income taxes	Sales	income taxes

2011	$876	$64	$1,575	$74

2011 Accelerated recognition of asset retirement obligations	-	(1)	-	(1)
2011 Accelerated depreciation of property, plant and equipment	-	-	-	1
2011 Impairment Charges	-	1	-	3
2011 Changes in estimates related to expected allowable claims	-	1		1
2011 Reorganization items, net	-	6	-	13
	876	71	1,575	91

Changes in selling prices	27	27	66	66
Unit volume and mix	(41)	(18)	(65)	(23)
Foreign currency impact - operating income	(17)	(5)	(23)	(7)
Higher raw materials and energy costs	-	(9)	-	(13)
Manufacturing cost impacts	-	(5)	-	(19)
Lower distribution costs	-	2	-	-
Changes in SGA&R, excluding foreign exchange impact	-	14	-	11
Lower depreciation and amortization expense	-	-	-	3
Lower interest expense	-	-	-	2
Foreign currency impact - other income, net	-	5	-	1
Other	-	4	-	-
	845	86	1,553	112

2012 Accelerated recognition of asset retirement obligations	-	(2)	-	(2)
2012 Accelerated depreciation of property, plant and equipment	-	(1)	-	(1)
2012 Facility closures, severance and related costs	-	(23)	-	(23)
2012 Impairment Charges	-	-	-	(1)
2012 Changes in estimates related to expected allowable claims	-	-	-	(2)
2012 Reorganization items, net	-	(1)	-	(3)

2012	$845	$59	$1,553	$80

Page15

CHEMTURA CORPORATION
GAAP and Managed Basis Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)

	Quarter Ended June 30, 2012			Quarter Ended June 30, 2011
		Managed Basis			Managed Basis
	GAAP	Adjustments	Managed Basis	GAAP	Adjustments	Managed Basis

Net sales	$845	$-	$845	$876	$-	$876

Cost of goods sold	632	(2)	630	652	1	653
Gross profit	213	2	215	224	(1)	223
Gross profit %	25%		25%	26%		25%

Selling, general and administrative	74	-	74	92	-	92
Depreciation and amortization	35	(1)	34	34	-	34
Research and development	12	-	12	11	-	11
Facility closures, severance and related costs	23	(23)	-	-	-	-
Impairment charges	-	-	-	1	(1)	-
Changes in estimates related to expected allowable claims	-	-	-	1	(1)	-
Equity income	-	-	-	(2)	-	(2)

Operating income	69	26	95	87	1	88
Interest expense	(16)	-	(16)	(16)	-	(16)
Other income (expense), net	7	-	7	(1)	-	(1)
Reorganization items, net	(1)	1	-	(6)	6	-

Earnings before income taxes	59	27	86	64	7	71
Income tax (expense) benefit	(8)	(17)	(25)	6	(25)	(19)

Net earnings	51	10	61	70	(18)	52

Less: Net earnings attributable to non-controlling interests	(1)	-	(1)	(1)	-	(1)

Net earnings attributable to Chemtura	$50	$10	$60	$69	$(18)	$51

Basic and diluted per share information - attributable to Chemtura:
Net earnings	$0.50		$0.61	$0.69		$0.51

Weighted average shares outstanding - Basic	98.9		98.9	100.3		100.3

Weighted average shares outstanding - Diluted	99.1		99.1	100.5		100.5

Managed Basis Adjustments consist of the following:

Accelerated recognition of asset retirement obligations		$2			$(1)
Accelerated depreciation of property, plant and equipment		1			-
Facility closures, severance and related costs		23			-
Impairment charges		-			1
Changes in estimates related to expected allowable claims		-			1
Reorganization items, net		1			6
Pre-tax		27			7

Adjustment to apply a Managed Basis effective tax rate		(17)			(25)
After-tax		$10			$(18)

Adjusted EBITDA consists of the following:

Operating income - GAAP			$69			$87
Accelerated recognition of asset retirement obligations			2			(1)
Accelerated depreciation of property, plant and equipment			1			-
Facility closures, severance and related costs			23			-
Impairment charges			-			1
Changes in estimates related to expected allowable claims			-			1
Operating income - Managed Basis			95			88

Depreciation and amortization - Managed Basis			34			34
Non-cash stock-based compensation expense			3			8

Adjusted EBITDA			$132			$130

Page16

CHEMTURA CORPORATION
GAAP and Managed Basis Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)

	Six Months Ended June 30, 2012			Six Months Ended June 30, 2011
		Managed Basis			Managed Basis
	GAAP	Adjustments	Managed Basis	GAAP	Adjustments	Managed Basis

Net sales	$1,553	$-	$1,553	$1,575	$-	$1,575

Cost of goods sold	1,169	(2)	1,167	1,190	1	1,191
Gross profit	384	2	386	385	(1)	384
Gross profit %	25%		25%	24%		24%

Selling, general and administrative	156	-	156	171	-	171
Depreciation and amortization	68	(1)	67	71	(1)	70
Research and development	25	-	25	22	-	22
Facility closures, severance and related costs	23	(23)	-	-	-	-
Impairment charges	1	(1)	-	3	(3)	-
Changes in estimates related to expected allowable claims	2	(2)	-	1	(1)	-
Equity income	(1)	-	(1)	(2)	-	(2)

Operating income	110	29	139	119	4	123
Interest expense	(30)	-	(30)	(32)	-	(32)
Other income, net	3	-	3	-	-	-
Reorganization items, net	(3)	3	-	(13)	13	-

Earnings before income taxes	80	32	112	74	17	91
Income tax (expense) benefit	(7)	(25)	(32)	3	(28)	(25)

Net earnings	73	7	80	77	(11)	66

Less: Net earnings attributable to non-controlling interests	(1)	-	(1)	(1)	-	(1)

Net earnings attributable to Chemtura	$72	$7	$79	$76	$(11)	$65

Basic and diluted per share information - attributable to Chemtura:
Net earnings	$0.73		$0.80	$0.76		$0.65

Weighted average shares outstanding - Basic	98.6		98.6	100.2		100.2

Weighted average shares outstanding - Diluted	99.1		99.1	100.3		100.3

Managed Basis Adjustments consist of the following:

Accelerated recognition of asset retirement obligations		$2			$(1)
Accelerated depreciation of property, plant and equipment		1			1
Facility closures, severance and related costs		23			-
Impairment charges		1			3
Changes in estimates related to expected allowable claims		2			1
Reorganization items, net		3			13
Pre-tax		32			17

Adjustment to apply a Managed Basis effective tax rate		(25)			(28)
After-tax		$7			$(11)

Adjusted EBITDA consists of the following:

Operating income - GAAP			$110			$119
Accelerated recognition of asset retirement obligations			2			(1)
Accelerated depreciation of property, plant and equipment			1			1
Facility closures, severance and related costs			23			-
Impairment charges			1			3
Changes in estimates related to expected allowable claims			2			1
Operating income - Managed Basis			139			123

Depreciation and amortization - Managed Basis			67			70
Non-cash stock-based compensation expense			10			16

Adjusted EBITDA			$216			$209

Page17

CHEMTURA CORPORATION
GAAP and Managed Basis Segment Sales and Operating Income (Unaudited)
(In millions of dollars)

	Quarter Ended June 30, 2012			Quarter Ended June 30, 2011
	GAAP	Managed Basis		GAAP	Managed Basis
	Historical	Adjustments	Managed Basis	Historical	Adjustments	Managed Basis

NET SALES
Industrial Performance Products	$339	$-	$339	$370	$-	$370
Industrial Engineered Products	236	-	236	244	-	244
Consumer Products	158	-	158	152	-	152
Chemtura AgroSolutions	112	-	112	110	-	110
Total net sales	$845	$-	$845	$876	$-	$876

OPERATING INCOME

Industrial Performance Products	$33	$3	$36	$39	$-	$39
Industrial Engineered Products	38	-	38	42	(1)	41
Consumer Products	20	-	20	22	-	22
Chemtura AgroSolutions	23	-	23	12	-	12
Segment operating income	114	3	117	115	(1)	114

General corporate expense, including
amortization	(22)	-	(22)	(26)	-	(26)
Facility closures, severance and related costs	(23)	23	-	-	-	-
Impairment charges	-	-	-	(1)	1	-
Changes in estimates related to expected allowable claims	-	-	-	(1)	1	-
Total operating income	$69	$26	$95	$87	$1	$88

Managed Basis Adjustments consist of the following:

Accelerated recognition of asset retirement obligations		$2			$(1)
Accelerated depreciation of property, plant and equipment		1			-
Facility closures, severance and related costs		23			-
Impairment charges		-			1
Changes in estimates related to expected allowable claims		-			1
		$26			$1

DEPRECIATION AND AMORTIZATION

Industrial Performance Products	$10	$(1)	$9	$8	$-	$8
Industrial Engineered Products	10	-	10	11	-	11
Consumer Products	3	-	3	3	-	3
Chemtura AgroSolutions	5	-	5	3	-	3
General corporate expense	7	-	7	9	-	9

Total depreciation and amortization	$35	$(1)	$34	$34	$-	$34

NON-CASH STOCK-BASED COMPENSATION EXPENSE

Industrial Performance Products			$-			$1
Industrial Engineered Products			-			-
Consumer Products			-			1
Chemtura AgroSolutions			1			1
General corporate expense			2			5

Total non-cash stock-based compensation expense			$3			$8

Adjusted EBITDA by Segment:

Industrial Performance Products			$45			$48
Industrial Engineered Products			48			52
Consumer Products			23			26
Chemtura AgroSolutions			29			16
General corporate expense			(13)			(12)

Adjusted EBITDA			$132			$130

Page18

CHEMTURA CORPORATION
GAAP and Managed Basis Segment Sales and Operating Income (Unaudited)
(In millions of dollars)

	Six Months Ended June 30, 2012			Six Months Ended June 30, 2011
	GAAP	Managed Basis		GAAP	Managed Basis
	Historical	Adjustments	Managed Basis	Historical	Adjustments	Managed Basis

NET SALES
Industrial Performance Products	$652	$-	$652	$706	$-	$706
Industrial Engineered Products	462	-	462	453	-	453
Consumer Products	242	-	242	231	-	231
Chemtura AgroSolutions	197	-	197	185	-	185
Total net sales	$1,553	$-	$1,553	$1,575	$-	$1,575

OPERATING INCOME

Industrial Performance Products	$57	$3	$60	$69	$-	$69
Industrial Engineered Products	82	-	82	75	-	75
Consumer Products	15	-	15	19	-	19
Chemtura AgroSolutions	33	-	33	14	-	14
Segment operating income	187	3	190	177	-	177

General corporate expense, including
amortization	(51)	-	(51)	(54)	-	(54)
Facility closures, severance and related costs	(23)	23	-	-	-	-
Impairment charges	(1)	1	-	(3)	3	-
Changes in estimates related to expected allowable claims	(2)	2	-	(1)	1	-
Total operating income	$110	$29	$139	$119	$4	$123

Managed Basis Adjustments consist of the following:

Accelerated recognition of asset retirement obligations		$2			$(1)
Accelerated depreciation of property, plant and equipment		1			1
Facility closures, severance and related costs		23			-
Impairment charges		1			3
Changes in estimates related to expected allowable claims		2			1
		$29			$4

DEPRECIATION AND AMORTIZATION

Industrial Performance Products	$19	$(1)	$18	$18	$-	$18
Industrial Engineered Products	20	-	20	22	(1)	21
Consumer Products	5	-	5	5	-	5
Chemtura AgroSolutions	7	-	7	5	-	5
General corporate expense	17	-	17	21	-	21

Total depreciation and amortization	$68	$(1)	$67	$71	$(1)	$70

NON-CASH STOCK-BASED COMPENSATION EXPENSE

Industrial Performance Products			$1			$2
Industrial Engineered Products			1			1
Consumer Products			-			1
Chemtura AgroSolutions			1			1
General corporate expense			7			11

Total non-cash stock-based compensation expense			$10			$16

Adjusted EBITDA by Segment:

Industrial Performance Products			$79			$89
Industrial Engineered Products			103			97
Consumer Products			20			25
Chemtura AgroSolutions			41			20
General corporate expense			(27)			(22)

Adjusted EBITDA			$216			$209

Page19